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                                                  June 20, 1996

Stephen J. Carlotti
Hinckley, Allen & Snyder
1500 Fleet Center
Providence, Rhode Island  02903

Dear Steve:

        This letter will serve to confirm the substance of our prior discussions concerning your continued engagement as a consultant to AMTROL Inc. (the "Company"). You agree to serve as a member of the Company's Board of Directors and as its Vice Chairman. You will provide executive services to the Company in order to assist the Chairman in the day-to-day management of the Company. In addition, you will lead and supervise the activities associated with the Company's engagement of Smith Barney, Inc. ("Smith Barney") and HSBC Securities, Inc. to assist the Board in determining the appropriate steps to be taken to enhance shareholder value. You will serve as primary Company spokesman in connection with the process leading to and the negotiation and consummation of any transaction recommended to the Board by Smith Barney. You shall have such authority as is necessary to carry out of the terms of this engagement, but you agree to keep the Chairman informed of your activities and to report regularly to the Board and the Executive Committee concerning the status and prospects of the Company and any recommendations that you may have.

        The Company recognizes that you are a full-time partner of the law firm of Hinckley, Allen & Snyder ("Hinckley Allen") and that, pursuant to Hinckley Allen's partnership agreement, any compensation paid to you by the Company will be paid over to Hinckley Allen. However, the Company wishes to make explicit to you and to Hinckley Allen that your engagement by the Company is not as an attorney but as a business consultant to the Company. In this regard, the Company will treat you as an independent contractor and not as an employee.

        For your services, the Company will pay to you the sum of $300 an hour and shall reimburse you for reasonable out-of-pocket expenses incurred by you in performing services hereunder. Any amounts paid to you in your capacity as a director of the Company, as a retainer or for attendance at meetings of the Board or committees of which you are a member, shall be credited against such bills. The Company agrees that such bills may be sent by Hinckley Allen as a matter of convenience to you and the Company, but the sending of any such bills by Hinckley Allen shall not in any way imply that the services being rendered by you are other than as a business consultant.


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Stephen J. Carlotti
June 20, 1996
Page 2

        In addition to the payments as aforesaid, the Company agrees to pay you
(i) an advisory fee of $170,000 (the "Advisory Fee") payable in cash in four quarterly installments of $42,500 each, commencing on October 1, 1996 and (ii) a transaction fee (the "Transaction fee"), to be determined in accordance with SCHEDULE A hereto, payable in cash upon the closing of a transaction. The Advisory Fee, to the extent previously paid, shall be credited against the Transaction Fee payable to you hereunder.

        The Company may terminate this arrangement at any time, but no such termination shall relieve the Company of its obligation to pay to you the sums set forth in the preceding paragraph if the Company should engage in a transaction within twelve months of the effective date of such termination with any person identified by Smith Barney as a potential party during the course of your engagement. You agree that you will continue to provide services pursuant to this agreement for so long as the Company may request; provided, however, that at the expiration of one year from the date hereof or upon a change of control of the Company you may terminate this agreement.

        If the foregoing correctly represents your understanding of the terms and conditions of your engagement, please acknowledge the same on the copy of this letter which is enclosed.

                                        Very truly yours,

                                        AMTROL INC.



                                        By: /s/ Albert W. Ondis
                                            ------------------------------------
                                                Albert W. Ondis
                                                Chairman,
                                                Compensation Committee

Agreed and Accepted
as of June 20, 1996



 /s/ Stephen J. Carlotti
- ----------------------------------
Stephen J. Carlotti


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                                   SCHEDULE A
                                   ----------

                           TRANSACTION FEE CALCULATION
                           ---------------------------

The Transaction Fee shall be equal to 0.5375% of the amount by which the Transaction Value exceeds $111,620,730.

For purposes of this letter agreement, "Transaction Value" shall mean (i) in the case of the sale, exchange of the Company's equity securities, the total consideration paid to shareholders of the Company with respect to the outstanding shares of common stock (excluding amounts paid to holders of options, warrants and convertible securities, but including the value of any common stock or other securities of the Company retained by any shareholders of the Company based on the per share consideration paid to holders of the Company's common stock); and (ii) in the case of a sale or disposition by the Company of its assets, the amount by which (A) the total consideration paid for such assets, plus the net value of any current assets not sold by the Company and the principal amount of all indebtedness for borrowed money assumed by the purchaser. Transaction Value shall include amounts paid in cash, notes, securities or other property. Amounts paid into escrow, installment payments and contingent payments (whether or not related to future earnings or operations) in connection with a Transaction will be included as part of the Transaction Value. Fees on amount paid into escrow will be payable upon the establishment of such escrow. If the consideration in connection with the Transaction may be increased by payments related to future events, the portion of the Transaction Fee relating to such contingent payments will be calculated and payable if and when such contingent payments are made. For purposes of computing any fees payable hereunder, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for the give trading days prior to the closing of the Transaction and (y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and Smith Barney for purposes of the Letter agreement between the Company and Smith Barney.